UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940

 (    ) Check this box if no longer           OMB APPROVAL
        subject to Section 16.  Form 4 or     OMB Number:  3235-0287
        Form 5 obligations may continue.      Expires:  February 1, 1994
        See Instruction 1(b).                 Estimated average burden hours per
                                              response......0.5


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1.       NAME AND ADDRESS OF REPORTING PERSON
              (Last) (First) (Middle)
              (Street) (City) (State) (Zip)

              DeNaples, Dominick L.
              1000 October Drive
              Dunmore, PA  18505

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2.       ISSUER NAME AND TICKER OR TRADING SYMBOL

              First National Community Bancorp, Inc.  (FNCB)

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3.       IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

              __________________________________________

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4.       STATEMENT FOR MONTH/YEAR

              08/02

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5.       IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

              ______________

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6.       RELATIONSHIP OF REPORTING PERSON TO ISSUER
              (Check all applicable)

      __x__  Director                            _____  10% Owner
       ____  Officer (give title below)          _____  Other (specify below)

                      _____________________________________


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

TABLE I NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
-------------------------------------------------------------------------------------------------
 1. Title of Security (Instr.3)       2. Transaction Date        3. Transaction Code (Instr. 8)
                                         (Month/Day/Year)
-------------------------------------------------------------------------------------------------
                                                                       Code            V
-------------------------------------------------------------------------------------------------
     Common Stock
-------------------------------------------------------------------------------------------------
     Common Stock
-------------------------------------------------------------------------------------------------
     Common Stock
-------------------------------------------------------------------------------------------------
     Common Stock
-------------------------------------------------------------------------------------------------
     Common Stock
-------------------------------------------------------------------------------------------------
     Common Stock
-------------------------------------------------------------------------------------------------
     Common Stock
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
 4. Securities Acquired (A) or Disposed of      5. Amount of             6. Ownership        7. Nature of
     (D)  (Instr. 3, 4, and 5)                     Securities               Form:               Indirect
                                                   Beneficially Owned       Direct (D) or       Beneficial
                                                   at End of Month          Indirect (I)        Ownership
                                                   (Instr. 3 and 4)         (Instr. 4)          (Instr. 4)
 ------------------------------------------------------------------------------------------------------------
     Amount      (A) or (D)      Price
 ------------------------------------------------------------------------------------------------------------
                                                      173,958.50                  D
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                                                        4,222.65                  I               Co-owner
                                                                                                  w/Anthony
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                                                        4,222.65                  I               Co-owner
                                                                                                  w/Charles
-------------------------------------------------------------------------------------------------------------
                                                        4,222.65                  I               Co-owner
                                                                                                  w/Dominick Jr
-------------------------------------------------------------------------------------------------------------
                                                        4,222.65                  I               Co-owner
                                                                                                  w/Joseph
-------------------------------------------------------------------------------------------------------------
                                                        4,222.65                  I               Co-owner
                                                                                                  w/Marissa
-------------------------------------------------------------------------------------------------------------
                                                        4,222.65                  I               Co-owner
                                                                                                  w/Patrick
-------------------------------------------------------------------------------------------------------------

  TABLE II  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED  (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------
 1. Title of Derivative       2. Conversion        3. Transaction          4. Transaction Code (Instr. 8)
    Security (Instr. 3)          or Exercise             Date
                                 Price of
                                 Derivative
                                 Security
------------------------------------------------------------------------------------------------------------
                                                                                Code               V
------------------------------------------------------------------------------------------------------------
    Common Stock *
------------------------------------------------------------------------------------------------------------
    Common Stock *
------------------------------------------------------------------------------------------------------------
    Common Stock *                 $31.97                 08/28/02                A
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------
 5. Number of Derivative          6. Date Exercisable and Expiration Date        7. Title and Amount of
    Securities Acquired (A) or         (Month/Day/Year)                             Underlying Securities (Instr. 3
    Disposed of (D)                                                                 and 4)
    (Instr. 3, 4, and 5)
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                                                                                                  Amount or
     (A)           (D)                Date Exercisable      Expiration Date           Title       Number of
                                                                                                   Shares
-------------------------------------------------------------------------------------------------------------
                                          05/16/01             08/30/03           Common Stock       2000
-------------------------------------------------------------------------------------------------------------
                                          02/23/02             08/22/04           Common Stock       2000
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    2000                                  03/01/03             08/28/05           Common Stock       2000
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
 8. Price of                 9. Number of              10. Ownership Form of        11. Nature of Indirect
    Derivative Security         Derivative                 Derivative Security:         Beneficial Ownership
    (Instr. 5)                  Securities                 Direct (D) or Indirect       (instr. 4)
                                Beneficially Owned         (I) (Instr. 4)
                                at End of Month
                                (Instr. 4)
-------------------------------------------------------------------------------------------------------------
       $28.55                          2000                          D
-------------------------------------------------------------------------------------------------------------
       $33.55                          2000                          D
-------------------------------------------------------------------------------------------------------------
       $31.97                          2000                          D
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

 Explanation of Responses:
 * Stock Options granted pursuant to the company's 2000 Independent Directors Stock Option Plan.



     /s/ William Lance, Treasurer
     -----------------------------
     Agent and Attorney-in-Fact for Dominick L. DeNaples
     Signature of Reporting Person


     September 6, 2002
     -----------------
     Date


 **Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.